EXHIBIT 99

MORTGAGE AND OTHER NOTES PAYABLE
INCLUDING WEIGHTED INTEREST RATES AT DECEMBER 31, 2003

		100%	Beneficial Interest	Effective Rate	(a)	LIBOR Rate
		12/31/03	12/31/03	12/31/03		Spread	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	Total
Consolidated Fixed Rate Debt:

Beverly Center Great Lakes Crossing MacArthur Center Regency Square The Mall at Short Hills Other		146.0 149.5 145.8 80.7 265.0 20.0	146.0 149.5 138.7 80.7 265.0 20.0	8.36% 5.25% 6.81% 6.75% 6.70% 13.00%	(b)		146.0 2.1 2.3 0.9 3.2 0.0	2.2 2.4 1.0 3.5 0.0	2.3 2.6 1.1 3.7 0.0	2.5 2.7 1.1 4.0 0.0	2.6 2.8 1.2 4.2 0.0	2.7 3.0 1.3 246.4 20.0	2.9 122.9 1.4	3.0 72.7	3.2	126.0	146.0 149.5 138.7 80.7 265.0 20.0

Total Consolidated Fixed
Weighted Rate

Consolidated Floating Rate Debt:
Dolphin Mall
Stony Point Fashion Park
The Mall at Wellington Green
The Shops at Willow Bend
The Shops at Willow Bend
Willow Bend Land loan
Taubman Realty Group
Taubman Realty Group		807.0 6.91% 142.3 74.8 150.6 99.4 49.7 11.4 10.5 150.0	800.0 6.91% 142.3 74.8 135.6 99.4 49.7 11.4 10.5 150.0	4.15% 2.98% 6.02% 2.66% 4.91% 2.77% 2.00% 3.42%	(c) (d) (e) (f) (g) (d) (h) (i)	2.25% 1.85% 1.85% 1.50% 3.75% 1.65% 0.90%	154.5 8.25% 142.3 135.6 1.5 0.7 2.1 10.5 150.0	9.1 6.38% 74.8 1.6 0.8 9.3	9.7 6.38% 96.4 48.2	10.3 6.39%	10.8 6.39%	273.5 7.15%	127.2 6.77%	75.8 6.69%	3.2 5.25%	126.0 5.25%	800.0 142.3 74.8 135.6 99.4 49.7 11.4 10.5 150.0

Total Consolidated Floating Weighted Rate Total Consolidated Weighted Rate		688.7 3.67% 1,495.8 5.42%	673.7 4.01% 1,473.7 5.59%				442.6 4.42% 597.1 5.41%	86.5 2.97% 95.6 3.29%	144.6 3.41% 154.3 3.60%	10.3 6.39%	10.8 6.39%	273.5 7.15%	127.2 6.77%	75.8 6.69%	3.2 5.25%	126.0 5.25%	673.7 1,473.7

Joint Ventures Fixed Rate Debt:

Arizona Mills Cherry Creek Fair Oaks International Plaza Mall at Millenia Sunvalley Sunvalley Bonds Westfarms Mall Woodland	50.00% 50.00% 50.00% 26.49% 50.00% 50.00% 50.00% 78.94% 50.00%	142.3 177.0 140.0 189.1 210.0 133.5 0.2 206.7 66.0	71.1 88.5 70.0 50.1 105.0 66.7 0.1 163.1 33.0	7.90% 7.68% 6.60% 4.21% 5.46% 5.67% 7.20% 6.10% 8.20%			0.7 0.5 0.9 0.9 0.1 2.0 33.0	0.8 1.3 0.9 0.9 2.1	0.8 86.7 0.9 1.0 2.3	0.9 1.0 1.0 2.4	0.9 70.0 46.4 0.9 1.1 2.6	1.0 1.4 1.2 2.7	66.0 1.5 1.2 2.9	1.6 1.3 3.1	1.6 58.2 142.9	98.1	71.1 88.5 70.0 50.1 105.0 66.7 0.1 163.1 33.0

Total Joint Venture Fixed Weighted Rate Joint Ventures Floating Rate Debt: Stamford Town Center Other	50.00%	1,264.7 6.25% 76.0 5.1	647.7 6.38% 38.0 2.7	1.96% 3.34%	(j)	0.80%	38.0 7.93% 38.0 1.0	6.0 6.30% 0.6	91.8 7.59% 0.6	5.3 5.96% 0.4	121.9 5.67%	6.3 6.17%	71.7 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%	647.7 38.0 2.7

Total Joint Venture Floating Weighted Rate Total Joint Venture Weighted Rate		81.1 2.05% 1,345.8 6.00%	40.7 2.05% 688.4 6.12%				39.0 2.00% 77.0 4.92%	0.6 3.34% 6.6 6.02%	0.6 3.34% 92.4 7.56%	0.4 3.34% 5.8 5.77%	0.0 3.34% 121.9 5.67%	6.3 6.17%	71.7 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%	40.7 688.4

TRG Beneficial Interest Totals: Fixed Rate Debt Floating Rate Debt Total		2,071.8 6.51% 769.8 3.50% 2,841.6 5.70%	1,447.7 6.67% 714.4 3.90% 2,162.1 5.76% Average Maturity				192.5 8.19% 481.6 4.22% 674.1 5.35% 4.70 ====	15.1 6.35% 87.1 2.97% 102.2 3.47%	101.4 7.47% 145.2 3.41% 246.6 5.08%	15.6 6.24% 0.4 3.34% 16.0 6.17%	132.7 5.73% 0.0 3.34% 132.7 5.73%	279.8 7.13% 0.0 0.00% 279.8 7.13%	198.9 7.12% 0.0 0.00% 198.9 7.12%	81.7 6.63% 0.0 0.00% 81.7 6.63%	205.9 5.96% 0.0 0.00% 205.9 5.96%	224.1 5.34% 0.0 0.00% 224.1 5.34%	1,447.7 714.3 2,162.1
(a)	Includes the impact of interest rate swaps but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt, or interest rate cap premiums.
(b)	Debt includes $5.1 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 7.59% to an effective rate of 6.81%.
(c)	$120 million of this debt is swapped to 2.05% plus spread to October 2004. The remaining debt is floating month to month at LIBOR plus spread.
(d)	LIBOR rate is floating month to month.
(e)	$100 million of this debt is swapped to 4.35% plus spread from October 2003 to October 2004, and to 5.25% plus spread from October 2004 to May 2005. An additional $30 million is swapped to 4.13% plus spread to July 2004. The remainder is floating month to month at LIBOR plus spread.
(f)	$99.1 million of this debt is capped at 4.6% plus spread to July 2006.
(g)	$49.6 million of this debt is capped at 5.75% plus spread to July 2006.
(h)	Rate floats daily.
(i)	$70 million of this debt is swapped to 4.13% plus spread to July 2004. The remainder is floating month to month at LIBOR plus spread. Effective January 2004 the $70 million swap hedges Stony Point Fashion Park debt.
(j)	LIBOR rate is floating month to month. This debt is capped at 8.2% plus spread to August 2004.
Note:	In January 2004, the Company completed a $347.5 million refinancing on Beverly Center. Proceeds were used to pay down the existing $146 million loan facility, $20 million of the Wellington construction loan, and all of the outstanding balances on the lines of credit. In February 2004, the $66 million loan on Woodland was repaid by the joint venture partners. The Operating Partnership used borrowings under a line of credit for its 50% share of the repayment. Also in February 2004, the Company completed a $145 million refinancing, secured by a mortgage on Dolohin Mall. Proceeds from the financing were used to repay the existing $142 million loan.